Exhibit 99.1

 CARBON REVOLUTION (ASX:CBR)  1H FY23 FINANCIAL RESULTS  28 FEBRUARY 2023

 This presentation is provided by Carbon Revolution Limited (“Carbon Revolution” or the “Company”) and comprises written materials/slides for a presentation concerning the Company and its operations and is for general information purposes only.  This presentation is not a disclosure document and should not be considered as investment advice or an offer or invitation to subscribe for, or purchase any securities in Carbon Revolution, or an inducement to make an offer or invitation with respect to such securities. This presentation does not purport to cover all relevant information about any potential investment in Carbon Revolution. Accordingly, potential investors are advised to seek appropriate independent advice, if necessary, to determine the suitability of any investment. This presentation must not be relied on to make an investment or other financial decision and recipients should conduct their own investigations, enquiries and analysis and place no reliance on this presentation in evaluating any potential investment.  This presentation contains certain forward-looking statements which are based on Carbon Revolution’s current expectations (as at the date of the presentation) about future events and on a number of assumptions which are subject to significant uncertainties and contingencies, many of which are outside the control of Carbon Revolution and its directors, officers and advisors. The words “expect”, “anticipate”, “estimate”, “intend”, “believe”, “guidance”, “should”, “could”, “may”, “will”, “predict”, “plan” and other similar expressions are intended to identify forward-looking statements. Carbon Revolution undertakes no obligation to update these forward-looking statements for events or circumstances that occur subsequent to such statements or to keep current any of the information provided. Any estimates or projections as to events that may occur in the future (including projections of revenue, expense, net income and performance) are based upon the best judgment of Carbon Revolution and there is no guarantee that any of these estimates or projections will be achieved. Actual results will vary from the projections and such variations may be material. Carbon Revolution has no obligation to tell recipients if it becomes aware of any inaccuracy in or omission from the information in this presentation.   No representation, warranty or assurance (express or implied) is given or made by Carbon Revolution that the forward-looking statements contained in this presentation are accurate, complete, reliable or adequate or that they will be achieved or prove to be correct. Accordingly, to the maximum extent permitted by applicable laws, none of Carbon Revolution or its respective officers, employees and advisers take any responsibility or assumes liability (including in negligence) for the authenticity, validity, accuracy, suitability or completeness of, or any errors in or omissions from, any information, statement or opinion contained in this presentation. All liability whatsoever (including in negligence) for any direct or indirect loss or damage which may be suffered by any person as a consequence of any information in this presentation or any error or omission therefore, is excluded.  Other than for the pictures of the Carbon Revolution facilities and machinery, the assets featured in the pictures in this presentation are not assets of the Company.   By accepting this presentation, you acknowledge and agree to be bound by each of the foregoing statements.  Authorised for lodgment to ASX by the Board of Directors of Carbon Revolution Limited.  Disclaimer

 Purpose and Vision  Purpose  To transform the performance and sustainability of the world’s vehicles  Vision  To be the world leader in light weight wheels  Illustrative  Ford Mustang Dark Horse

 Carbon Revolution provides a compelling solution to the significant mass-related issues faced by the global automotive industry as it moves towards electrification  Automotive wheel market is massive ($38Bn(1)), with the premium vehicle and electric vehicle (“EV”) segments experiencing strong growth(2)  Adoption curve of new technologies is well established in the automotive industry  With a strong track record with leading automotive OEMs (14 awarded programs with 5 global OEMs and over 60,000 wheels sold), Carbon Revolution is the clear market leader  Carbon Revolution’s technology (with 94 patents (3)) is highly valuable for EVs given the substantial range increase and the Company is experiencing substantial traction (4 EV wheel programs in development with one of these now formally awarded)  The Company benefits from strong revenue visibility and a clear path to growth  Automation investments driving margin expansion, with substantial opportunity to further optimise through investment in lower-cost geographies  Summary of Opportunity   4  Verified Market Research, Global Automotive Wheel Market Size by Rim October 2022.  IEA.org, Global EV Data Explorer as of 11/18/2022.  62 granted, 32 pending patents.

 Capitalising on Electric SUV/Truck Opportunity across Multiple OEMs  Next-Generation Lightweight Solution for Electrification  Trucks and SUVs are now the heart of the global market, representing the key profit pool for OEMs  Automotive industry focused on electrifying SUV platforms  EVs, and especially EV SUV/Trucks, are inherently heavy due to battery weight  5  Reduce road noise transmission to enable reduction of sound deadeners (further cost and weight reduction)  Opportunity for greater wheel robustness and durability than aluminum  Compelling styling unique from aluminum  (1) As of February 23, 2023.  Highly Positive Program Update  Company was recently awarded a large North American EV SUV program which was previously in detailed design and engineering  One engineering program has been modified and is back in the quotation phase  The Company has now been awarded its first EV program with several more in development

Mega-line Commissioning Tracking Well. Producing Customer Wheels since January 2023

Cutting


CNC Blade Cutting


Prototype Click Press


Production Click Press

Rim layup


RPM


ARL1/2


ARL3

Inj. and moulding


Low Pressure RTM


High Pressure RTM


Mega-line HP RTM

Example Process Evolution

Initial Commercial Production » **Automation of Core Processes** » **Fully Industrialised Production**

- Industrialised and highly automated advanced manufacturing cells which are expected to deliver high volumes with dramatically reduced labour inputs
- Developed by Carbon Revolution and its partners in Australia, deploying state of the art technology
- Commissioning of the first phase of the Mega-line is progressing well. Customer wheels have been in production since January 2023. Additional capacity expected to be added through to 2025
- Securing larger programs is consistent with Carbon Revolution's industrialisation strategy and is underpinned by the Company's strong record of supplying this technology
- Carbon Revolution intends to develop Mega-lines in low-cost countries closer to customer markets to meet the Company's expectation of a significant, long-term growth opportunity

6

Sales Mix Drives Contribution Margin Growth

Safety favourable to benchmark

- 5.8 lost-time-injury frequency rate (LTIFR) increased from prior period arising from 4 incidents, two of which related to manual handling. Below industry average [1]

Full award of first EV program and increased revenue

- Full award of the Company's first EV program. More in engineering and working through to fully awarded status
- Revenue of $18.0m increased by 2.1%, with wheel revenue up by 4.1% compared to pcp. Corvette sales impacted by customer supply chain constraints – re-ramp occurring currently in 2H FY23
- Average price per wheel increased by 9.5% driven by product mix

EBITDA and operating cashflow

- Positive contribution margin of $1.5m was up 118% from higher wheel prices and stable costs
- Strong focus to improve production processes and drive enhanced contribution margin
- Much improved operating cash flow performance with stronger customer receipts due to sales from the two new Ferrari programs and Corvette programs in late FY22 and grant receipts

Metrics	1H FY23	1H FY22	Change %
Safety – LTIFR[1]	5.8	0	-
Number of Wheels Sold	6,181	6,503	(5.0%)
Revenue ($m)	18.0	17.6	2.1%
Contribution Margin[2] ($m)	1.5	0.7	118%
EBITDA ($m)	(18.5)[3]	(20.9)	11.1%
Operating cashflow ($m)	5.3	(28.0)	119%

1) LTIFR Lost Time Injury Frequency Rate, per million hours worked. Worksafe Australia manufacturing industry average = 11.1
2) Contribution margin is Wheel Revenue less Direct Costs. Direct costs include: Raw materials and consumables, direct labour, freight and other direct costs
3) Excludes $3.2m of capital raising costs

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 Revenue growth achieved over prior corresponding period despite customer-supply chain related delay in Corvette ramp up. Ferrari sales almost doubled compared to last half year  Half year contribution margin of $1.5m driven by higher wheel price arising from product mix changes  Effective cost control delivers stable expenses  R&D costs managed to be flat whilst growth underlying activity in new launches and development projects  SG&A remains flat, despite cost inflationary environment  Includes non-recurring transaction costs related to the announced merger  Other income increased due to milestone achievement in October for the State of Victoria grant, compared to February last year  Consolidated Statement of Comprehensive Income

 Higher average wheel price and continued focus on production efficiency offset cost pressures  Production mix of wheels strongly weighted to higher cost low pressure moulding, due to pause in Corvette wheel production  Mix of wheels weighted to older technology resulting in higher price and cost per wheel, but with higher margin. Contribution margin improvements in future periods to arise from efficiency and scale benefits  Logistics costs remained elevated during the half, however the international logistics costs appear to be easing early in CY23  1: Contribution margin is Wheel Revenue less Direct Costs. Direct costs include: Raw materials and consumables, direct labour, freight and other direct costs  Contribution Marginper Wheel  Avg. Price per Wheel   $150  $2,723  $250  $2,914  Contribution Margin Growth Achieved  $109  $2,661

 1: Direct costs include: Raw materials and consumables, direct labour, freight and other direct costs2: Indirect costs include: Allocated manufacturing overheads, scrap and other allocated indirect costs  Operational Efficiencies & COGS reduction is a Top Priority  $ / Wheel (columns)  Increase in COGS per wheel driven by weighting of wheels on older moulding technology (low pressure)   Reduced production levels in the half impacted COGS  Direct costs higher due to weighting of more complex wheels and produced on low pressure moulding technology   Modest raw material increases due to inflation  Lower volumes impacted labour efficiency and result in a higher fixed cost allocation per wheel  Very few high pressure wheels in 1H FY23 and no Mega-line wheels. Ramp up of Corvette and SUV wheel on high pressure and Mega-line expected in 2H FY23   Wheels(line)

 Strong improvement in operating cash flows   Successful customer initiatives to improve liquidity led to higher customer receipts of $11.5m, lower receivables and improved working capital  Higher operating grants including grant advances to assist short-term liquidity including MMI grant for $9m in December 2022, which was $4.2m higher than initially expected  Continued strong cost control focus  Investing cashflows for growth  Lower investing cash following peak investment in the Mega-line through FY22   Net debt position increased  Small movement in loans and borrowing primarily due to increased usage of supplier financing related to increase in raw materials in anticipation of production restart of Corvette and launch of the SUV wheel  Net debt increased by $36.7m due primarily to reduction in cash compared to prior corresponding period  Positive Operating Cashflow and Working Capital Reduction

 Liquidity & Funding Plan Expected to Bridge to Merger Completion  Customer Initiatives  Supplier Initiatives  Internal Actions   Lender Support  Customers supporting with advanced payments involving non-standard terms  Strong support from key supplier partners with $9.7m of near-term payables deferred until late April / May 2023 at which time they will be repaid from the expected proceeds of the Proposed New Debt Facility  Tightly controlled spending and commitments  Lenders demonstrating strong support for the business including support of near-term liquidity initiatives  Engaged in due diligence activities on pre-merger re-financing of term debt using intellectual property-backed financing  Proposed New Debt Facility(4)  $m  27.8  27.6  Proposed New Debt Facility(4) of approximately $72m(3) is anticipated to be received late April 2023  Funding requirement (31st January 2023) is to expected merger completion in June 2023  Funding requirement (28th February 2023) is to expected completion of Proposed New Debt Facility in late April 2023  Anticipated net cash proceeds, after deduction of upfront interest, fees and other costs, and before re-financing existing term debt  Receipt of proceeds under the Proposed New Debt Facility is subject to a number of risks as referred to in the Company's announcement titled “Funding and Liquidity Initiatives Update and Amended Financial Report for FY22” dated 27 February 2023  (1)  (2)

Summary and Focus For 2H FY23

1


CORVETTE

Delivering sales growth from programs in production

- Strong forecast from GM for planned production restart for the Corvette Z06 / Z07
- Aligning production with Ferrari requirements
- Commence sales for Premium SUV program

2



Achieving successful launches for programs moving into production

- Production ramp of Premium SUV program has commenced
- Ford Mustang Dark Horse to enter production
- Given Corvette Z06 / Z07 and new program launches, we expect stronger second half sales in FY23

3



Utilising the Mega-line to produce wheels more efficiently

- Complete commissioning of the Phase 1 of the Mega-line. Production wheels being produced
- Ramp up production through the Mega-line
- Increased efficiencies contributing to contribution margin

4



Progressing merger with growth funding

- Customer, supplier and other near-term liquidity and funding initiatives
- Proposed new debt facility process
- Progressing merger and growth financing

13

Carbon Revolution provides a compelling solution to the significant mass-related issues faced by the global automotive industry as it moves towards electrification  Automotive wheel market is massive ($38Bn(1)), with the premium vehicle and electric vehicle (“EV”) segments experiencing strong growth(2)  Adoption curve of new technologies is well established in the automotive industry  With a strong track record with leading automotive OEMs (14 awarded programs with 5 global OEMs and over 60,000 wheels sold), Carbon Revolution is the clear market leader  Carbon Revolution’s technology (with 94 patents (3)) is highly valuable for EVs given the substantial range increase and the Company is experiencing substantial traction (4 EV wheel programs in development with one of these now formally awarded)  The Company benefits from strong revenue visibility and a clear path to growth  Automation investments driving margin expansion, with substantial opportunity to further optimise through investment in lower-cost geographies  Summary of Opportunity   14  Verified Market Research, Global Automotive Wheel Market Size by Rim October 2022.  IEA.org, Global EV Data Explorer as of 11/18/2022.  62 granted, 32 pending patents.

 CARBON REVOLUTION (ASX:CBR)  1H FY23 FINANCIAL RESULTS